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                                                                    EXHIBIT 99.2



      POET HOLDINGS, INC. ANNOUNCES FIRST QUARTER REVENUES OF $2.7 MILLION,
       COST REDUCTIONS, AND REVISED $16 MILLION REVENUE TARGET FOR CY 2001


SAN MATEO, CALIFORNIA -- APRIL 24, 2001 -- Poet Holdings, Inc. (Neuer Markt:
POXA) announced today revenues for the first quarter of calendar 2001 of $2.7 million. Revenues remained relatively unchanged in the quarter as compared with revenues for the quarter ended March 31, 2000. The net loss for the quarter ended March 31, 2001 was $3.6 million, or $0.34 per share, based on weighted average shares outstanding of 10,784,000, compared to a net loss of $1.8 million, or $0.17 per share, based on pro-forma weighted average shares outstanding of 10,574,000, for the quarter ended March 31, 2000.

The Company is implementing cost reduction measures in response to the uncertainties in the economy in North America and Western Europe. These measures will aim to reduce budgetary operating expenses over the next three quarters by a total of approximately $3 million, or 15%. This reduction in spending will be accomplished primarily by normal employee attrition, eliminating open positions and future planned hires and implementing tighter controls on discretionary spending and programs. The Company plans to achieve revenues of $16 million in calendar year 2001, with an annual loss of approximately $8 million. The Company is maintaining its plan to approach the break-even point by the end of calendar 2001. With approximately $30 million in cash and liquid investments, the Company believes it is in a very strong position to weather the current economic slow down.

Please refer to today's press release for more detailed information.

About POET Holdings, Inc.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.

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This adhoc contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for POET Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in POET Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. POET Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in POET Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.